EXHIBIT 99.1

Orion Energy Systems Announces Fiscal 2014
Second Quarter Results

Revenue Up 42%; Operating EPS of $0.03;
Strong Cash Flow Continues

MANITOWOC, Wis. — November 6, 2013 (BUSINESS WIRE) -- Orion Energy Systems, Inc. (NYSE MKT: OESX), a leading power technology enterprise, today announced financial results for its fiscal 2014 second quarter ended September 30, 2013.

“Having begun providing financial guidance just last quarter, we are very pleased with our results and about the direction of the company going forward,” said John Scribante, Chief Executive Officer of Orion Energy Systems. “Revenue rose 42% year-over-year and was up 32% sequentially versus the first quarter, and we posted earnings of $0.03 per share excluding one-time charges and tax benefits. We also generated $7.6 million in cash from operations in the quarter, as we continued to focus on inventory management, cash collection, and improved asset utilization.

“The integration with Harris is near completion, as we proceed with consolidating facilities and eliminating redundancies where appropriate – which we anticipate will save Orion approximately $1 million annually by the end of calendar 2014. The acquired business is operating precisely as expected and helping us gain a foothold in several rapidly-expanding LED markets, where we are now adding some significant, multi-year clients with geographically diverse operations. We believe the company is very well positioned in the markets we serve, and we are pursuing new channels for growth, new customers, and manufacturing economies of scale that will drive shareholder value in the quarters to come.”

Second Quarter of Fiscal 2014

For the fiscal 2014 second quarter ended September 30, 2013, the Company reported revenue of $27.5 million, up 42% compared to revenue of $19.4 million for the second quarter of fiscal 2013. The Company reported income from operations of $0.2 million for the second quarter of fiscal 2014, a 105% improvement versus a loss from operations of $4.1 million in the three months ended September 30, 2012.

For the second quarter of fiscal 2014, the Company reported net income of $2.4 million, or $0.11 per share, versus a net loss of $9.7 million, or $(0.46) per share, in the prior-year period. The fiscal 2014 second quarter included a tax benefit of $2.2 million, or $0.10 per share, related to the acquisition of Harris; this quarter also included $(0.02) per share in non-cash purchase accounting charges for marking-to-market the earnout provision for the Harris acquisition and acquisition related legal, accounting and integration expenses. In the prior-year period, the fiscal 2013 second quarter included a tax expense of $5.6 million, or $(0.27) per share, to record a full valuation allowance against deferred tax assets.

Total order backlog as of September 30, 2013 was $13.0 million. The Company currently expects approximately $11.1 million of its existing backlog to be recognized as revenue during the remainder of fiscal 2014.

First Half of Fiscal 2014

For the first half ended September 30, 2013, the Company reported revenue of $48.3 million, up 39% versus revenue of $34.7 million in the prior-year period. The Company reported a loss from operations of $0.6 million for the first half of fiscal 2014, a 92% improvement compared to a loss from operations of $7.7 million for the first half of fiscal 2013. Along with the previously noted items impacting the second quarter in both years, fiscal 2014 was also impacted by non-recurring expenses in the first quarter totaling $0.4 million, or $(0.02) per share, related to the liquidation of slow moving inventory and acquisition related expenses.

For the first half of fiscal 2014, the Company reported net income of $1.6 million, or $0.08 per share, versus a net loss of $11.6 million, or $(0.53) per share, in the prior-year period. Year-to-date results include the previously noted tax and expense items for the second quarters of fiscal 2014 and fiscal 2013; in addition, the fiscal 2013 first quarter included a tax benefit of $1.6 million, or $0.07 per share.

Cash, Debt and Liquidity Position

Orion had $17.6 million in cash and cash equivalents and $1.0 million in short-term investments as of September 30, 2013 compared to $14.4 million and $1.0 million, respectively, as of March 31, 2013. The Company generated $9.6 million of net cash from operations during the fiscal 2014 first half compared to $2.3 million of cash used in operations during the fiscal 2013 first half.

On July 1, 2013, the Company completed its acquisition of Harris Manufacturing, Inc. and Harris LED, LLC. The purchase price was paid through a combination of $5.0 million in cash, $3.2 million in a seller-financed three-year unsecured subordinated note and 856,997 shares of unregistered Orion common stock, representing a fair value on the date of issuance of $2.1 million. The purchase price is subject to potential post-closing date adjustments for certain other items. In October 2013, the Company completed an amendment to modify the purchase agreement with Harris to fix the value of future consideration at $1.4 million and took an accounting charge accordingly. The Company will issue $0.6 million in shares of its common stock on January 1, 2014 and pay $0.8 million in cash on January 1, 2015.

Total debt was $8.4 million as of September 30, 2013 compared with $6.7 million as of March 31, 2013. The Company borrowed $3.2 million during the fiscal 2014 second quarter to complete the acquisition of Harris. There were no borrowings outstanding under the Company’s revolving credit facility as of September 30, 2013, which has availability of $13.3 million.

Outlook

For the third quarter of fiscal 2014 the Company anticipates revenue in the range of $30.0 to $33.0 million and earnings of $0.04 to $0.07 per diluted share.

Supplemental Information

In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three and six months ended September 30, 2013. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the second quarter and six months ended September 30, 2013. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.

Conference Call

Orion will host a conference call on Wednesday, November 6, 2013 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2014 second quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE MKT: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient high intensity fluorescent (HIF) and light emitting diode (LED) lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefited its customers and the environment by reducing its customer’s:

•Energy demand by 847,602 kilowatts, or 29.4 billion kilowatt-hours;
•Energy costs by $2.3 billion; and
•Indirect carbon dioxide emission by 19.0 million tons.

Safe Harbor Statement

Certain matters discussed in this press release, including under our "Outlook" section, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, (v) our ability to recruit and hire sales talent to increase our in-market direct sales; (vi) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new LED product line (vii) the substantial cost of our various legal proceedings and our ongoing SEC inquiry; (viii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (ix) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (x) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xi) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xii) a reduction in the price of electricity; (xiii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xiv) increased competition from government subsidies and utility incentive programs; (xv) dependence on customers’ capital budgets for sales of products and services; (xvi); the availability of additional debt financing and/or equity capital; (xvii) potential warranty claims; (xviii) potential acquisitions; and (xix) our ability to effectively integrate the acquisition of Harris Manufacturing, Inc. and Harris LED, LLC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

Investor Relations Contacts:
Darrow Associates
Chris Witty
(646) 438-9385
cwitty@darrowir.com
or
Orion Energy Systems
Scott Jensen
Chief Financial Officer
(920) 892-9340

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended Sept 30,		Six Months Ended Sept 30,
	2012	2013	2012	2013
Product revenue	$16,931	$21,181	$30,511	$38,704
Service revenue	2,477	6,314	4,207	9,643
Total revenue	19,408	27,495	34,718	48,347
Cost of product revenue	11,867	15,638	21,464	28,522
Cost of service revenue	1,736	4,028	3,076	6,273
Total cost of revenue	13,603	19,666	24,540	34,795
Gross profit	5,805	7,829	10,178	13,552
Operating expenses:
General and administrative	4,638	3,173	7,940	5,857
Acquisition related expenses	—	356	—	431
Sales and marketing	4,561	3,644	8,513	6,947
Research and development	710	448	1,407	938
Total operating expenses	9,909	7,621	17,860	14,173
(Loss) income from operations	(4,104)	208	(7,682)	(621)
Other income (expense):
Interest expense	(142)	(142)	(303)	(255)
Dividend and interest income	218	153	443	327
Total other income	76	11	140	72
(Loss) income before income tax	(4,028)	219	(7,542)	(549)
Income tax (benefit) expense	5,631	(2,184)	4,057	(2,171)
Net (loss) income	$(9,659)	$2,403	$(11,599)	$1,622
Basic net (loss) income per share	$(0.46)	$0.11	$(0.53)	$0.08
Weighted-average common shares outstanding	21,075,624	21,089,917	21,814,321	20,634,333
Diluted net (loss) income per share	$(0.46)	$0.11	$(0.53)	$0.08
Weighted-average common shares outstanding	21,075,624	21,541,942	21,814,321	21,102,849

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended Sept 30,		Six Months Ended Sept 30,
	2012	2013	2012	2013
Cost of product revenue	$26	$17	$57	$37
General and administrative	269	230	419	451
Sales and marketing	102	57	279	183
Research and development	7	2	15	5
Total	$404	$306	$770	$676

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	September 30,
	2013	2013
Assets
Cash and cash equivalents	$14,376	$17,563
Short-term investments	1,021	1,024
Accounts receivable, net	18,397	17,254
Inventories, net	15,230	15,207
Deferred contract costs	2,118	2,453
Prepaid expenses and other current assets	2,465	2,483
Total current assets	53,607	55,984
Property and equipment, net	27,947	26,127
Long-term inventory	11,491	9,878
Goodwill	—	4,899
Other intangible assets, net	1,709	7,568
Deferred tax assets	—	134
Long-term accounts receivable	5,069	3,460
Other long-term assets	2,274	2,285
Total assets	$102,097	$110,335
Liabilities and Shareholders’ Equity
Accounts payable	$7,773	$11,925
Accrued expenses	5,457	4,427
Deferred revenue	2,946	822
Current maturities of long-term debt	2,597	3,326
Total current liabilities	18,773	20,500
Long-term debt, less current maturities	4,109	5,041
Deferred revenue	1,258	1,355
Other long-term liabilities	188	944
Total liabilities	24,328	27,841
Shareholders’ equity:
Additional paid-in capital	128,104	129,067
Treasury stock	(38,378)	(36,356)
Shareholder notes receivable	(265)	(146)
Retained deficit	(11,692)	(10,070)
Total shareholders’ equity	77,769	82,495
Total liabilities and shareholders’ equity	$102,097	$110,335

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended September 30,
	2012	2013
Operating activities
Net (loss) income	$(11,599)	$1,622
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	2,122	2,024
Amortization of long-term assets	108	172
Stock-based compensation expense	770	676
Accretion of fair value of deferred and contingent purchase price consideration related to acquisition	—	425
Deferred income tax expense (benefit)	3,945	(2,212)
Loss on sale of property and equipment	30	96
Provision for bad debts	100	75
Other	34	62
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	440	4,849
Inventories, current and long-term	(224)	3,269
Deferred contract costs	(2,571)	(335)
Prepaid expenses and other assets	445	58
Accounts payable	866	2,633
Accrued expenses	1,985	(1,837)
Deferred revenue	1,222	(2,027)
Net cash (used in) provided by operating activities	(2,327)	9,550
Investing activities
Cash paid for acquisition, net of cash acquired	—	(4,992)
Purchase of property and equipment	(1,715)	(222)
Purchase of short-term investments	(3)	(3)
Additions to patents and licenses	(75)	(14)
Proceeds from sales of property, plant and equipment	19	39
Net cash used in investing activities	(1,774)	(5,192)
Financing activities
Payment of long-term debt	(1,415)	(1,497)
Proceeds from long-term debt	156	—
Proceeds from repayment of shareholder notes	6	119
Repurchase of common stock into treasury	(4,523)	—
Excess tax benefits from stock-based compensation	21	—
Deferred financing costs	—	(18)
Proceeds from issuance of common stock	59	225
Net cash used in financing activities	(5,696)	(1,171)
Net (decrease) increase in cash and cash equivalents	(9,797)	3,187
Cash and cash equivalents at beginning of period	23,011	14,376
Cash and cash equivalents at end of period	$13,214	$17,563